Exhibit 10.7

AMENDMENT 2006-1

BECKMAN COULTER, INC.

SAVINGS PLAN

WHEREAS, Beckman Coulter, Inc. (the “Company”), a Delaware corporation, maintains the Beckman Coulter, Inc. Savings Plan (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan; and

WHEREAS, the Company has the right to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       Section 3.7(b)(2) of the Plan is amended in its entirety to read as follows, effective November 1, 2005:

“A Participant may not transfer Account balances attributable to Company Matching Contributions from the Beckman Coulter Stock Fund to any other Investment Fund, except that transfers to another Investment Fund are permitted: (A) with respect to the portion of such Account balance attributable (following adjustments for investment gains and losses) to Company Matching Contributions which were first credited to the Participant’s Company Matching Account on or after September 1, 1998 and invested in the Beckman Coulter Stock Fund prior to the first day of the month occurring one year before the date of the transfer, provided that this one year restriction is not applicable to any Participant who has incurred a Severance from Service and has not been subsequently reemployed; (B) on or after the first day of the month following the Participant’s 55th birthday; or (C) on or after September 1, 2003 with respect to Company Matching Contributions which were first credited on or before August 31, 1998. The foregoing limitations of this paragraph (2) shall not apply to any Company Matching Contributions which were credited to a Participant’s Company Matching Account and were initially invested in an Investment Fund other than the Beckman Coulter Stock Fund.”

2.                                       The definition of “Covered Employee” in Section 1.2 of the Plan is hereby amended in its entirety to read as follows, effective April 1, 2006:

“‘Covered Employee’ shall mean any Employee of the Company who is paid through a payroll system of Beckman Coulter, Inc. or a Participating Affiliate with its principal place of business in the United States or Puerto Rico; except that there shall be excluded (i) all Leased Employees, (ii) those Employees covered by a collective bargaining agreement between the Company and any collective bargaining representative if retirement benefits were the subject of good faith bargaining between such representative and the Company, unless the Employee is a member of a group of employees to whom the Plan has been extended by a collective bargaining agreement between the Company and its collective bargaining representative, (iii) those Employees who are non-resident aliens with no United States source income, (iv) individuals who are employed by a foreign subsidiary of the Company (even if such individuals are assigned to work in the United States or Puerto Rico on a temporary basis), and (v) individuals hired or rehired on or after April 1, 2006, who are classified by the Company as interns. Individuals who are not classified by the Company as Employees (including but not limited to individuals classified by the Company as independent contractors and consultants) and individuals who are classified by the Company as employees of an entity other than the Company or a Company Affiliate, are not considered Covered Employees under the Plan, even if the classification by the Company is determined to be erroneous. The foregoing sentence sets forth a clarification of the intention of the Company regarding participation in the Plan, and the foregoing sentence is therefore applicable in interpreting the Plan for any Plan Year, including Plan Years prior to the addition of such sentence to the Plan.”

IN WITNESS WHEREOF, this Amendment 2006-1 is hereby adopted this 20th day of April, 2006.

BECKMAN COULTER, INC.

By	/s/James Robert Hurley

James Robert Hurley

Its	Sr. Vice President, Human Resources